EXHIBIT 99.1

FOR IMMEDIATE RELEASE MAY 16, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CANCELLATION OF PREVIOUSLY ANNOUNCED GASTAR TRANSACTION

OKLAHOMA CITY, OKLAHOMA, May 16, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its previously announced transaction with Gastar Exploration Ltd. (AMEX:GST; TSX:YGA) to acquire all of Gastar’s right, title and interest in a portion of its East Texas undeveloped leasehold and to purchase 10 million newly issued Gastar common shares will not be consummated due to a third party exercising its right of first refusal through an existing agreement. However, because of certain anti-dilution rights previously obtained, Chesapeake will acquire approximately 1.8 million additional shares from Gastar at the price of $2.00 per share, thereby maintaining Chesapeake’s fully diluted ownership in Gastar at 14.95%.

Chesapeake Energy Corporation is the third-largest independent and sixth-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.